Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement (File No. 333-196033) on Form S-3 of Independence Realty Trust Inc.of our report dated November 18, 2013, relating to our audit of The Crossings at Ridgewood Apartments Statement of Revenue and Certain Expenses for the year ended December 31, 2012, included in the Current Report on Form 8-K/A filed by Independence Realty Trust Inc. on December 2, 2013, and to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey LLP

Philadelphia, PA
July 14, 2014